EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS FIRST QUARTER 2013 RESULTS

•	Net income of $2.7 million versus $1.2 million in first quarter 2012
•	Total loans outstanding increase by 5.6% versus fourth quarter 2012
•	Non-performing assets decline by 83% versus first quarter 2012
•	Average cost of funds improves to 0.22% in first quarter 2013

Riverhead, New York, April 24, 2013 — Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today reported net income for the first quarter of 2013 of $2.7 million, or $0.23 per diluted common share, compared to net income of $1.2 million, or $0.12 per diluted common share, a year ago. The improvement in first quarter 2013 earnings versus the comparable 2012 period resulted from a $1.1 million increase in non-interest income, an $804 thousand reduction in total operating expenses and a lower effective tax rate in 2013. The higher level of non-interest income resulted principally from improvements in net gain on the sale of portfolio loans, net gain on the sale of securities available for sale and net gain on the sale of mortgage loans originated for sale during the first quarter of 2013.  The reduction in operating expenses versus 2012 was due to lower pension costs in 2013 resulting from a freezing of the Company’s defined benefit plan at year-end 2012, lower accounting and auditing fees and reductions in consulting and professional services, marketing and telecom expenses. Partially offsetting these positive factors was a $532 thousand (3.7%) reduction in net interest income resulting from a 32 basis point narrowing of the net interest margin to 3.95% in 2013.

Commenting on the first quarter results, President and CEO Howard C. Bluver stated, “I am very pleased with our first quarter results. The various initiatives we put in place over the last year and described in prior disclosures are working well and we are gratified with the positive results and accelerating momentum which has been created.

First, the reorganization of our commercial lending business, together with the geographic and product diversification strategy which began last year, is clearly taking hold. We saw quarter over quarter sequential growth in our total loan portfolio of $43 million, from $781 million at the end of 2012, to $824 million at the end of the first quarter, a 5.6% quarterly growth rate. Just as important, both our current book of approved loans awaiting closing, as well as our pipeline, are strong and growing. The Melville loan production office that opened in late 2012 is ahead of our expectations. Our strategy to protect our eastern Suffolk lending franchise while simultaneously expanding into western Suffolk and Nassau Counties, is very much on track. As we move through 2013, we will look for additional expansion opportunities in the most attractive business markets in Nassau County. Our lending teams have clearly proven they know how to do this successfully.

Second, we believe we are in a unique industry position regarding our ability to protect our strong net interest margin in the current low rate environment. Because of the large loan sales executed throughout 2012, we had $267 million in overnight deposits with correspondent banks, or 17% of total assets, on our balance sheet at the end of March 2013. Notwithstanding that relatively large cash position, our net interest margin during the quarter was an attractive 3.95%. This was possible due to an extraordinarily low cost of funds of 22 basis points, which was driven by the fact that 40% of our total deposits are in demand deposits. Going forward, as we carefully redeploy our large cash position into higher yielding loans and other interest-earning assets, the impact on our margin should

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be positive. The unmatched core deposit franchise built up over the last 120 years at our Company provides us with a strong competitive advantage in our local marketplace, and we intend to leverage that advantage to the best of our ability.

Third, credit performance in the first quarter was very strong and we are confident that the legacy credit issues are now well behind us. Non-performing loans were 1.75% of the total loan portfolio at the end of March 2013 versus 8.85% a year ago, and we believe that the non-performing loans that remain will be positively resolved over time. Early delinquencies, which are often considered a harbinger of future credit problems, were down significantly in the quarter, from $14 million, or 1.81% of the total loan portfolio at the end of 2012, to $7 million, or 0.80% of the total loan portfolio, at the end of the 2013 first quarter. In addition, because of sales completed in the first quarter, our non-performing held-for-sale portfolio has been completely eliminated, and we are now down to owning a single other real estate owned property with a book value of $372 thousand.  In short, we believe we are in a very strong position from a credit quality standpoint, and we have developed our new incentive plans to ensure that our people are focused on credit quality every single day.

Finally, we are pleased that several of the initiatives we implemented on the expense side in late 2012 are beginning to pay off. While we needed to make significant investments in people, systems and new offices over the last year to implement our growth plans, we are beginning to recognize meaningful cost savings in other areas, such as reduced costs in benefit plans, outside consultants and various support vendors. As we move through 2013 and beyond, we will work hard to improve our efficiency by balancing the need to invest in growth with cost saves in other areas.”

Performance and Other Highlights
•
Asset Quality – Total non-accrual loans, excluding loans categorized as held-for-sale, decreased to $14 million or 1.75% of loans outstanding at March 31, 2013 versus $16 million or 2.10% of loans outstanding at December 31, 2012 and $83 million or 8.85% of loans outstanding at March 31, 2012. Total accruing loans delinquent 30 days or more amounted to 0.80% of loans outstanding at March 31, 2013 versus 1.81% of loans outstanding at December 31, 2012 and 2.35% of loans outstanding at March 31, 2012. Net loan recoveries of $53 thousand were recorded in the first quarter of 2013 versus net loan charge-offs of $2.1 million in the fourth quarter of 2012 and $50 thousand in net loan recoveries in the first quarter of 2012. The allowance for loan losses totaled $18 million at March 31, 2013, $18 million at December 31, 2012 and $40 million at March 31, 2012, representing 2.16%, 2.28% and 4.26% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held-for-sale, was 124%, 108% and 48% at March 31, 2013, December 31, 2012 and March 31, 2012, respectively. The Company held other real estate owned (“OREO”) of $372 thousand at March 31, 2013 and approximately $2 million at December 31, 2012 and March 31, 2012.

•
Capital Strength – The Company’s Tier I leverage ratio was 9.83% at March 31, 2013 versus 9.79% at December 31, 2012 and 8.76% at March 31, 2012. The Company’s total risk-based capital ratio was 17.63% at March 31, 2013 versus 18.15% at December 31, 2012 and 14.42% at March 31, 2012. The Company’s tangible common equity ratio (non-GAAP financial measure) was 10.23% at March 31, 2013 versus 9.96% at December 31, 2012 and 9.02% at March 31, 2012. The Company completed a successful $25 million private placement of its common stock with several institutional investors and certain of the Company’s directors and officers in September 2012. The institutional investors purchased 1,783,000 shares of common stock at a price of $13.50 per share. Certain of the Company’s directors and officers purchased approximately $930,000 of common stock at $16.44 per share.

•
Core Deposits – Core deposits, consisting of demand, N.O.W., saving and money market accounts, totaled $1.2 billion at March 31, 2013 and December 31, 2012 and $1.0 billion at March 31, 2012. Core deposits represented 82%, 83% and 80% of total deposits at March 31, 2013, December 31, 2012 and March 31, 2012, respectively. Demand deposits decreased by 9.3% to $558 million at March 31, 2013 versus $615 million at December 31, 2012 and increased by 9.8% versus $508 million at March 31, 2012. Demand deposits represented 40%, 43% and 39% of total deposits at March 31, 2013, December 31, 2012 and March 31, 2012, respectively.

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•	Loans – Loans outstanding at March 31, 2013 increased by 5.6% to $824 million when compared to December 31, 2012, but declined by 12.3% from $940 million outstanding at March 31, 2012.

•
Net Interest Margin – Net interest margin was 3.95% in the first quarter of 2013 versus 4.02% in the fourth quarter of 2012 and 4.27% in the first quarter of 2012. The average cost of funds improved to 0.22% in the first quarter of 2013 from 0.24% in the fourth quarter of 2012 and from 0.32% in the first quarter of 2012.

•
Performance Ratios – Return on average assets and return on average common stockholders’ equity were 0.69% and 6.69%, respectively, for the first quarter of 2013 versus 0.51% and 5.24%, respectively, for the fourth quarter of 2012 and 0.31% and 3.43%, respectively, for the first quarter of 2012.

Earnings Summary for the Quarter Ended March 31, 2013
The Company recorded net income of $2.7 million during the first quarter of 2013 versus net income of $1.2 million in the comparable 2012 period. The improvement in 2013 net income primarily reflects a $1.1 million increase in non-interest income, an $804 thousand reduction in total operating expenses and a lower effective tax rate, partially offset by a decrease in net interest income of $532 thousand  in 2013.

Non-interest income grew by $1.1 million or 47.1% versus 2012 due to a combination of increases in gain on the sale of portfolio loans of $442 thousand, gain on the sale of securities available for sale of $359 thousand and gain on the sale of mortgage loans originated for sale of $329 thousand in 2013. The net gain on the sale of portfolio loans related to loans previously written down and transferred to held-for-sale during the second quarter of 2012. The gain on the sale of investment securities resulted from a strategic repositioning of a portion of the Company’s portfolio to take advantage of market conditions present in 2013. The growth in income associated with the sale of mortgage loans originated for sale is due to the Company’s commitment to this business which has resulted in significant growth in monthly originations sourced through a dedicated sales staff and branch referral network.

Total operating expenses declined by $804 thousand or 5.5% in 2013 versus 2012 as the result of reductions in several expense categories, most notably pension costs (down $824 thousand), accounting and audit fees (down $563 thousand), consulting and professional services expenses (down $327 thousand) and other operating expenses (down $607 thousand) largely due to lower marketing and telecom expenses. These were partially offset by increases in FDIC assessment expenses, occupancy and equipment expenses and data processing costs of $447 thousand, $150 thousand and $98 thousand, respectively.

The decrease in net interest income of $532 thousand resulted from a 32 basis point reduction in the Company’s net interest margin to 3.95% in 2013 versus 2012, offset in part by an $83 million increase in average total interest-earning assets. The decrease in the net interest margin was due to the continued low level of interest rates coupled with a shift in the Company’s balance sheet mix from loans (average loans down 17.1% versus first quarter 2012) into lower-yielding overnight interest-bearing deposits and fed funds sold which represented 20% of average total interest-earning assets in the first quarter of 2013 versus 10% in the first quarter of 2012.

The Company’s first quarter 2013 average total interest-earning asset yield was 4.16%, down 40 basis points from the comparable 2012 period principally due to a 46 basis point reduction in the average yield on the Company’s securities portfolio to 3.97% in 2013 versus 2012. The securities portfolio increased by $124 million to $421 million at March 31, 2013 versus the comparable 2012 date. At March 31, 2013, the securities portfolio had an unrealized pre-tax gain of $15 million and an estimated weighted average life of 4.4 years.

The Company’s average cost of total interest-bearing liabilities declined by 15 basis points to 0.37% in the first quarter of 2013 versus 0.52% in the first quarter of 2012. The Company’s lower funding cost resulted largely from average core deposits of $1.2 billion in 2013, with average demand deposits representing 40% of average total deposits. Total deposits decreased by $27 million to $1.4 billion at March 31, 2013 compared to December 31, 2012 and increased by $92 million versus March 31, 2012.

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The Company recorded income tax expense of $483 thousand in the first quarter of 2013 resulting in an effective tax rate of 15.1% versus $690 thousand and 37.1%, respectively, in the comparable period a year ago. The reduction in the Company’s effective tax rate in 2013 versus 2012 resulted from a change in the expected tax rate at which the deferred tax asset will be realized in future periods and the establishment of a full valuation reserve on the Company’s New York State net operating loss.

Asset Quality
Non-accrual loans, excluding loans categorized as held-for-sale, totaled $14 million or 1.75% of total loans outstanding at March 31, 2013 versus $16 million or 2.10% of loans outstanding at December 31, 2012 and $83 million or 8.85% of loans outstanding at March 31, 2012. The decrease in non-accrual loans at March 31, 2013 compared to March 31, 2012 resulted primarily from the sales in 2012 of non-performing and other criticized and classified loans as part of management’s strategy to resolve legacy credit issues. The allowance for loan losses as a percentage of total non-accrual loans amounted to 124% at March 31, 2013 versus 108% at December 31, 2012 and 48% at March 31, 2012.

Total accruing loans delinquent 30 days or more amounted to $7 million or 0.80% of loans outstanding at March 31, 2013 versus $14 million or 1.81% of loans outstanding as of December 31, 2012 and $22 million or 2.35% of loans outstanding at March 31, 2012.

Total criticized and classified loans were $85 million at March 31, 2013, $99 million at December 31, 2012 and $246 million at March 31, 2012. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $54 million at March 31, 2013, $54 million at December 31, 2012 and $177 million at March 31, 2012. The allowance for loan losses as a percentage of total classified loans was 33%, 33% and 23%, respectively, at the same dates.

At March 31, 2013, the Company had $16 million in troubled debt restructurings (“TDRs”), primarily consisting of commercial and industrial (“C&I”) loans, commercial real estate loans and residential mortgages totaling $8 million, $4 million and $4 million, respectively. The Company had TDRs amounting to $17 million at December 31, 2012 and $28 million at March 31, 2012.

As of March 31, 2013, the Company’s allowance for loan losses amounted to $18 million or 2.16% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 2.28% at December 31, 2012 and 4.26% at March 31, 2012.

The Company recorded net loan recoveries of $53 thousand in the first quarter of 2013 versus net loan charge-offs of $2.1 million in the fourth quarter of 2012 and $50 thousand in net loan recoveries in the first quarter of 2012. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, (0.03)% for the first quarter of 2013, 1.12% for the fourth quarter of 2012 and (0.02)% for the first quarter of 2012.

The Company held OREO of $372 thousand, $1.6 million and $1.8 million at March 31, 2013, December 31, 2012 and March 31, 2012, respectively. The Company sold one OREO property at its carrying value of $1.2 million in the first quarter of 2013.

Capital
Total stockholders’ equity was $166 million at March 31, 2013 compared to $164 million at December 31, 2012 and $136 million at March 31, 2012. The increase in stockholders’ equity versus March 31, 2012 is largely reflective of the Company’s $25 million private placement of common stock during the third quarter of 2012.

The Company’s return on average common stockholders’ equity was 6.69% for the three months ended March 31, 2013 versus 3.43% for the comparable 2012 period.

The Bank’s Tier I leverage, Tier I risk-based and total risk-based capital ratios were 9.77%, 16.28% and 17.53%, respectively, at March 31, 2013. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category. Each of these ratios also exceeds the individual minimum capital ratios established by the OCC requiring the

PRESS RELEASE April 24, 2013 Page 5 of 11

Bank to maintain Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios of at least 8.00%, 10.50% and 12.00%, respectively.

The Company’s capital ratios exceeded all regulatory requirements at March 31, 2013. The Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) was 10.23% at March 31, 2013 versus 9.96% at December 31, 2012 and 9.02% at March 31, 2012.

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 30 branch offices in Suffolk County, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure
This press release includes a non-GAAP financial measure of the Company’s tangible common equity ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
This press release includes statements which look to the future. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); increased capital requirements mandated by the Company’s regulators; the Company’s ability to raise capital; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by the Company to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

PRESS RELEASE April 24, 2013 Page 6 of 11

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands except for share and per share data)

	March 31,	December 31,	March 31,
	2013	2012	2012
ASSETS
Cash and cash equivalents
Cash and non-interest bearing deposits due from banks	$35,292	$80,436	$35,509
Interest bearing deposits due from banks	267,237	304,220	176,795
Federal funds sold	1,150	1,150	1,150
Total cash and cash equivalents	303,679	385,806	213,454
Federal Reserve Bank, Federal Home Loan Bank and other stock	3,043	3,043	2,536
Investment securities:
Available for sale, at fair value	413,277	402,353	287,539
Held to maturity (fair value of $8,662, $8,861 and $9,988, respectively)	7,871	8,035	9,194
Total investment securities	421,148	410,388	296,733

Loans	824,399	780,780	939,736
Allowance for loan losses	17,834	17,781	40,008
Net loans	806,565	762,999	899,728

Loans held-for-sale	2,494	907	-
Premises and equipment, net	27,299	27,656	27,854
Deferred taxes	11,656	11,385	19,552
Income tax receivable	5,349	5,406	4,721
Other real estate owned ("OREO")	372	1,572	1,800
Accrued interest and loan fees receivable	5,746	4,883	6,133
Prepaid FDIC assessment	8	74	1,508
Goodwill and other intangibles	2,853	2,670	2,414
Other assets	3,714	5,675	6,222
TOTAL ASSETS	$1,593,926	$1,622,464	$1,482,655

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$557,712	$615,120	$508,075
Saving, N.O.W. & money market deposits	596,230	572,263	537,681
Time certificates of $100,000 or more	173,918	165,731	179,983
Other time deposits	75,898	78,000	85,537
Total deposits	1,403,758	1,431,114	1,311,276

Unfunded pension liability	7,765	7,781	19,003
Capital leases	4,675	4,688	4,719
Accrued interest payable	235	237	348
Other liabilities	11,937	14,659	11,382
TOTAL LIABILITIES	1,428,370	1,458,479	1,346,728
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
13,732,085 shares issued; 11,566,347 shares outstanding at March 31, 2013
and December 31, 2012 and 9,726,814 shares outstanding at March 31, 2012)	34,330	34,330	34,330
Surplus	42,710	42,628	24,037
Retained earnings	92,264	89,555	92,471
Treasury stock at par (2,165,738 shares at March 31, 2013 and December 31, 2012
and 4,005,271 shares at March 31, 2012)	(5,414)	(5,414)	(10,013)
Accumulated other comprehensive income (loss), net of tax	1,666	2,886	(4,898)
TOTAL STOCKHOLDERS' EQUITY	165,556	163,985	135,927
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,593,926	$1,622,464	$1,482,655

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CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands except for share and per share data)

	Three Months Ended
	March 31,
	2013	2012
INTEREST INCOME
Loans and loan fees	$11,082	$12,394
U.S. Government Agency obligations	333	-
Obligations of states & political subdivisions	1,500	1,526
Collateralized mortgage obligations	835	1,194
Mortgage-backed securities	365	7
Corporate bonds	117	-
Federal funds sold & interest bearing deposits due from banks	173	77
Dividends	39	46
Total interest income	14,444	15,244

INTEREST EXPENSE
Saving, N.O.W. & money market deposits	286	317
Time certificates of $100,000 or more	300	439
Other time deposits	182	280
Total interest expense	768	1,036

Net interest income	13,676	14,208
Provision for loan losses	-	-
Net interest income after provision for loan losses	13,676	14,208

NON-INTEREST INCOME
Service charges on deposit accounts	924	950
Other service charges, commissions & fees	710	750
Fiduciary fees	273	201
Net gain on sale of securities available for sale	359	-
Net gain on sale of portfolio loans	442	-
Net gain on sale of mortgage loans originated for sale	526	197
Other operating income	83	157
Total non-interest income	3,317	2,255

OPERATING EXPENSES
Employee compensation and benefits	8,582	8,584
Occupancy expense	1,544	1,454
Equipment expense	572	512
Consulting and professional services	570	897
FDIC assessments	517	70
Data processing	467	369
Accounting and audit fees	21	584
Other operating expense	1,528	2,135
Total operating expenses	13,801	14,605

Income before income tax expense	3,192	1,858
Income tax expense	483	690
NET INCOME	$2,709	$1,168

EARNINGS PER COMMON SHARE - BASIC	$0.23	$0.12
EARNINGS PER COMMON SHARE - DILUTED	$0.23	$0.12

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STATISTICAL SUMMARY
(unaudited, dollars in thousands except for share and per share data)

	Three Months Ended
	March 31,
	2013	2012
EARNINGS:
Earnings per common share - diluted	$0.23	$0.12
Cash dividends per common share	-	-
Net income	2,709	1,168
Net interest income	13,676	14,208

AVERAGE BALANCES:
Total assets	$1,600,154	$1,493,617
Loans	788,788	951,003
Investment securities	413,591	319,327
Interest-earning assets	1,497,465	1,414,426
Demand deposits	562,281	513,008
Total deposits	1,409,139	1,313,875
Borrowings	23	-
Stockholders' equity	164,310	136,813

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.69%	0.31%
Return on average stockholders' equity	6.69%	3.43%
Average stockholders' equity/average assets	10.27%	9.16%
Average loans/average deposits	55.98%	72.38%
Net interest margin (FTE)	3.95%	4.27%
Operating efficiency ratio (1)	83.32%	85.61%

(1) The operating efficiency ratio is calculated by dividing operating expenses, excluding writedowns of OREO, by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of loans and available-for-sale securities.

PRESS RELEASE April 24, 2013 Page 9 of 11

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands except for share and per share data)

	Three Months Ended
	March 31,
	2013	2012
CAPITAL RATIOS (1):
Tier 1 leverage ratio	9.83%	8.76%
Tier 1 risk-based capital ratio	16.37%	13.14%
Total risk-based capital ratio	17.63%	14.42%
Tangible common equity ratio (2)	10.23%	9.02%

EQUITY:
At end of period:
Common shares outstanding	11,566,347	9,726,814
Stockholders' equity	$165,556	$135,927
Book value per common share	14.31	13.97
Tangible common equity	162,703	133,513
Tangible book value per common share	14.07	13.73
Average for the period:
Common shares outstanding	11,566,347	9,726,814

LOAN DISTRIBUTION (3):
At end of period:
Commercial and industrial	$187,775	$211,184
Commercial real estate	364,023	405,682
Multifamily	35,247	7,040
Real estate construction	14,075	48,284
Residential mortgages (1st and 2nd liens)	146,967	152,318
Home equity	63,463	77,015
Consumer	12,849	38,213
Total loans	$824,399	$939,736

(1) At end of period.

(2) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of March 31, 2013, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$165,556	Total assets	$1,593,926
Less: intangible assets	(2,853)	Less: intangible assets	(2,853)
Tangible common equity	$162,703	Tangible assets	$1,591,073

(3) Excluding loans held for sale.

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ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Non-Performing Assets (1):
Non-accrual loans:
Commercial and industrial	$6,746	$6,529	$5,963	$15,633	$19,384
Commercial real estate	3,972	5,192	5,893	22,541	44,871
Real estate construction	840	1,961	1,334	6,334	7,003
Residential mortgages (1st and 2nd liens)	2,336	2,466	1,031	-	7,198
Home equity	514	266	-	-	4,014
Consumer	12	21	135	-	682
Total non-accrual loans	14,420	16,435	14,356	44,508	83,152
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	14,420	16,435	14,356	44,508	83,152
Non-accrual loans held-for-sale	-	907	7,000	7,500	-
OREO	372	1,572	1,572	2,172	1,800
Total non-performing assets	$14,792	$18,914	$22,928	$54,180	$84,952
Total non-accrual loans/total loans (2)	1.75%	2.10%	1.87%	5.25%	8.85%
Total non-performing loans/total loans (2)	1.75%	2.10%	1.87%	5.25%	8.85%
Total non-performing assets/total assets	0.93%	1.17%	1.46%	3.48%	5.73%

Troubled Debt Restructurings (2) (3):	$16,237	$16,604	$15,298	$25,623	$28,268

Provision (Credit) and Allowance for Loan Losses:
Balance at beginning of period	$17,781	$21,021	$29,227	$40,008	$39,958
Charge-offs	(359)	(2,526)	(21,338)	(9,257)	(825)
Recoveries	412	386	1,132	876	875
Net recoveries (charge-offs)	53	(2,140)	(20,206)	(8,381)	50
Provision (credit) for loan losses	-	(1,100)	12,000	(2,400)	-
Balance at end of period	$17,834	$17,781	$21,021	$29,227	$40,008
Allowance for loan losses/non-accrual loans (1) (2)	124%	108%	146%	66%	48%
Allowance for loan losses/non-performing loans (1) (2)	124%	108%	146%	66%	48%
Allowance for loan losses/total loans (1) (2)	2.16%	2.28%	2.74%	3.45%	4.26%

Net Charge-Offs (Recoveries):
Commercial and industrial	$49	$349	$6,227	$21	$(518)
Commercial real estate	(72)	-	8,102	7,692	-
Real estate construction	-	1,548	1,863	(80)	-
Residential mortgages (1st and 2nd liens)	(1)	253	2,773	192	394
Home equity	(1)	-	1,114	532	61
Consumer	(28)	(10)	127	24	13
Total net (recoveries) charge-offs	$(53)	$2,140	$20,206	$8,381	$(50)
Net (recoveries) charge-offs (annualized)/average loans	(0.03%)	1.12%	9.75%	3.73%	(0.02%)

Delinquencies and Non-Accrual Loans as a % of Total Loans (1):
Loans 30 - 59 days past due	0.69%	1.59%	0.99%	0.92%	0.93%
Loans 60 - 89 days past due	0.11%	0.22%	1.07%	0.71%	1.42%
Loans 90 days or more past due and still accruing	0.00%	-	-	-	-
Total accruing past due loans	0.80%	1.81%	2.06%	1.62%	2.35%
Non-accrual loans	1.75%	2.10%	1.87%	5.25%	8.85%
Total delinquent and non-accrual loans	2.55%	3.92%	3.94%	6.87%	11.20%

(1) At period end.
(2) Excluding loans held-for-sale.
(3) Troubled debt restructurings on non-accrual status included here and also included in total non-accrual loans are $5,990, $6,650, $5,306, $15,834 and $21,291 at March 31, 2013, December 31, 2012, September 30, 2012, June 30, 2012 and March 31, 2012, respectively.

PRESS RELEASE April 24, 2013 Page 11 of 11

NET INTEREST INCOME ANALYSIS
For the Three Months Ended March 31, 2013 and 2012
(unaudited, dollars in thousands)

	2013			2012
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$413,591	$4,048	3.97%	$319,327	$3,521	4.43%
Federal Reserve Bank, Federal Home Loan Bank and other stock	3,044	39	5.20	2,536	46	7.30
Federal funds sold and interest-bearing deposits	292,042	173	0.24	141,560	77	0.22
Loans	788,788	11,082	5.70	951,003	12,394	5.24
Total interest-earning assets	1,497,465	$15,342	4.16%	1,414,426	$16,038	4.56%
Non-interest-earning assets	102,689			79,191
Total Assets	$1,600,154			$1,493,617

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Saving, N.O.W. & money market deposits	$600,712	$286	0.19%	$539,614	$317	0.24%
Time deposits	246,146	482	0.79	261,253	719	1.11
Total saving and time deposits	846,858	768	0.37	800,867	1,036	0.52
Borrowings	23	-	-	-	-	-
Total interest-bearing liabilities	846,881	768	0.37	800,867	1,036	0.52
Demand deposits	562,281			513,008
Other liabilities	26,682			42,929
Total Liabilities	1,435,844			1,356,804
Stockholders' Equity	164,310			136,813
Total Liabilities and Stockholders' Equity	$1,600,154			$1,493,617
Net interest rate spread			3.79%			4.04%
Net interest income/margin		14,574	3.95%		15,002	4.27%
Less tax-equivalent basis adjustment		(898)			(794)
Net interest income		$13,676			$14,208

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $898 and $794 in 2013 and 2012, respectively.